JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Xcel Brands, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: September 2, 2025

Potomac Capital Management Inc.

Potomac Capital Management V LLC

Potomac Capital Partners V, LP

By: /s/ Paul J. Solit

Name: Paul J. Solit

Title: Authorized Signatory

/s/ Paul J. Solit

Paul J. Solit